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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements and related Prospectuses of AutoZone, Inc. of our reports dated September 22, 2003, with respect to the consolidated financial statements and schedule of AutoZone, Inc. included in this Annual Report on Form 10-K for the year ended August 30, 2003:

Registration Statement (Form S-8 No. 333-42797) pertaining to the AutoZone, Inc. Amended and Restated Employee Stock Purchase Plan

Registration Statement (Form S-8 and S-3 No. 33-41618) pertaining to the AutoZone, Inc. Amended and Restated Stock Option Plan

Registration Statement (Form S-8 No. 333-88245) pertaining to the AutoZone, Inc. Second Amended and Restated 1996 Stock Option Plan

Registration Statement (Form S-8 No. 333-88241) pertaining to the AutoZone, Inc. Amended and Restated Director Compensation Plan

Registration Statement (Form S-8 No. 333-75142) pertaining to the AutoZone, Inc. Third Amended and Restated 1998 Director Stock Option Plan

Registration Statement (Form S-8 No. 333-83436) pertaining to a shelf registration to sell 15,000,000 shares of common stock owned by certain selling stockholders

Registration Statement (Form S-8 No. 333-75140) pertaining to the AutoZone, Inc. Executive Stock Purchase Plan

Registration Statement (Form S-3 No. 333-107828) pertaining to the shelf registration of $500 million in debt securities

Registration Statement (Form S-3 No. 333-103665) pertaining to the AutoZone, Inc. 2003 Director Compensation Plan

Registration Statement (Form S-3 No. 333-103666) pertaining to the AutoZone, Inc. 2003 Director Stock Option Plan

                                                   /s/ Ernst & Young LLP

Memphis, Tennessee
October 29, 2003